The Board of Directors
WaferGen Bio-systems, Inc.

Ladies and Gentlemen:

Please be advised that I hereby resign as a director of WaferGen Bio-systems, Inc., effective as of the date written below.

Please be further advised that my resignation does not arise from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Very truly yours,

/s/ Maria Maribel Jaramillo De La O

Maria Maribel Jaramillo De La O

Date: May 31, 2007